Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS SECOND QUARTER 2022 RESULTS

Company’s second quarter comparable store sales increased 8.4 percent; net income up 8.3 percent

Sunbury, PA (August 1, 2022) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week second quarter and the 26-week year-to-date period ended June 25, 2022.

“We generated strong results in the second quarter despite ongoing inflationary pressures throughout our business operations due to the hard work and commitment of our associates,” said Weis Markets’ Chairman, President and CEO Jonathan H. Weis. “We are also mindful of inflation’s impact on our customers and continue to promote the value of our private brands along with the fuel and retail product savings available through our Weis Rewards program. In May, we made a multi-million-dollar investment to expand our Low, Low Price program by lowering prices on hundreds of our best-selling brand-name and Weis Quality frozen products.”

Second Quarter 2022 Results

Net sales totaled $1.14 billion for the 13-week second quarter ended June 25, 2022, compared to $1.05 billion for the same period in 2021, up 8.4 percent. Second quarter comparable store sales increased 8.4 percent on an individual year-over-year basis and increased 2.6 percent on a two-year stacked basis following the increase of 24.1 percent for the same period in 2020.

The Company’s second quarter net income totaled $36.27 million compared to $33.47 million in 2021, up 8.3 percent. Second quarter earnings per share totaled $1.35 compared to $1.24 per share for the same period in 2021.

Year-To-Date 2022 Results

Net sales totaled $2.24 billion for the 26-week year-to-date period ended June 25, 2022, compared to $2.05 billion for the same period in 2021, up 9.0 percent. Year-to-date comparable store sales increased 8.9 percent on an individual year-over-year basis and increased 6.5 percent on a two-year stacked basis following the increase of 18.5 percent for the same period in 2020.

The Company’s year-to-date net income totaled $67.66 million compared to $57.73 million in 2021, up 17.2 percent. Year-to-date earnings per share totaled $2.52 compared to $2.15 per share for the same period in 2021.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter — 2022
(Unaudited)

	13 Weeks Ended		Increase
	June 25, 2022	June 26, 2021	(Decrease)
Net sales	$1,135,234,000	$1,047,349,000	8.4%

Income from operations	48,405,000	45,559,000	6.2%

Income before provision for income taxes	$49,460,000	$45,868,000	7.8%
Provision for income taxes	13,194,000	12,396,000	6.4%
Net income	$36,266,000	$33,472,000	8.3%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.35	$1.24	$0.11

	26 Weeks Ended		Increase
	June 25, 2022	June 26, 2021	(Decrease)
Net sales	$2,239,302,000	$2,053,689,000	9.0%

Income from operations	89,818,000	77,392,000	16.1%

Income before provision for income taxes	$91,498,000	$78,538,000	16.5%
Provision for income taxes	23,843,000	20,811,000	14.6%
Net income	$67,655,000	$57,727,000	17.2%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$2.52	$2.15	$0.37

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Second Quarter — 2022

(Unaudited)

	Percentage Changes
	13 Weeks Ended
	2022 vs. 2021	2021 vs. 2020
Comparable store sales (individual year)	8.4%	(5.8)%
Comparable store sales (two-year stacked)	2.6
Comparable store sales, excluding fuel (individual year)	6.0	(7.7)%
Comparable store sales, excluding fuel (two-year stacked)	(1.7)%

	Percentage Changes
	26 Weeks Ended
	2022 vs. 2021	2021 vs. 2020
Comparable store sales (individual year)	8.9%	(2.4)%
Comparable store sales (two-year stacked)	6.5
Comparable store sales, excluding fuel (individual year)	6.8	(3.6)%
Comparable store sales, excluding fuel (two-year stacked)	3.2%